Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

EverQuote, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.001 par value per share	Other(2)	1,497,633(3)	$14.25(2)	$21,341,270.25	0.0000927	$1,978.34

Total Offering Amounts					$21,341,270.25		$1,978.34

Total Fee Offsets							—

Net Fee Due							$1,978.34

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of the Registrant’s Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), that may from time to time be offered or issued under the Registrant’s 2018 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increase the number of outstanding shares of Class A Common Stock.

(2)

The proposed maximum offering price per unit of $14.25 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and is based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the Nasdaq Global Market on February 23, 2022.

(3)

Represents 1,497,633 additional shares of Class A Common Stock available for issuance under the Registrant’s 2018 Equity Incentive Plan, effective as of January 1, 2022, as a result of an annual increase.